Exhibit 5

GRANT OF SECURITY INTEREST IN
PATENTS, TRADEMARKS AND LICENSES

THIS GRANT OF SECURITY INTEREST IN PATENTS, TRADEMARKS AND LICENSES (this “Agreement”) dated and effective as of this 17th day of October, 2003, is made by DATAKEY, INC., a Minnesota corporation, with its chief executive office at 407 West Travelers Trail, Burnsville, Minnesota 55337 (hereinafter referred to as the “Debtor”), in favor of Mark Ravich and Richard Broms, each an individual, as agents (the “Agents”) for the benefit of all the investors (“Lenders”) who purchased those certain Secured Convertible Promissory Notes issued by the Debtor dated of even date herewith (the “Secured Notes”) pursuant to that certain Secured Convertible Promissory Note Purchase Agreement, dated as of the date hereof, by and between the Debtor and the Lenders (the “Purchase Agreement”).

A.                                   The Debtor intends to issue to the Lenders and the Lenders intend to purchase the Secured Notes from the Debtor, pursuant to the Purchase Agreement, for the aggregate principal amount of $2,000,000.

B.                                     The Purchase Agreement and the Secured Notes provide for the Lenders to make certain loans for the account of the Debtor and require the Debtor to grant the Agents, for the benefit of the Lenders, a security interest in all of the Debtor’s assets pursuant to the terms of this Agreement and that certain Security Agreement, dated even herewith, by and among the Debtor and the Agent (the “General Security Agreement”).

NOW THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the Company agrees as follows:

1.                                       Grant of Security Interest.  As security for the payment of each and every debt, liability, and obligation of every type and description which the Company may now or at any time owe to the Lenders pursuant to the terms of the Secured Notes (the “Obligations”), the Company hereby grants to the Agents, for the benefit of the Lenders, a security interest, effective immediately, in all of the Company’s right, title and interest in and to all of the following described property, whether now owned or hereafter acquired (collectively herein, the “Intellectual Property Collateral”):

(i)                                     Patents and patent applications and/or registrations together with the inventions and improvements described and claimed therein including, without limitation, the patents and applications, if any, listed on Schedule A, attached hereto and made a part hereof, and any and all reissues and renewals thereof and all income, royalties, damages and payments now and hereafter due and/or payable in connection therewith including, without limitation, damages and payments for past or future infringements thereof (all of the foregoing are sometimes hereinafter individually and collectively referred to as the “Patent Collateral”);

(ii)                                  Trademarks, service marks, trademark registrations and/or applications, service mark registrations and applications and tradenames including, without limitation,

the trademarks, service marks and applications, if any, listed on Schedule B attached hereto and made a part hereof, and any and all reissues and/or renewals thereof, and all income, royalties, damages and payments now and hereafter due and/or payable in connection therewith including, without limitation, damages and payments for past or future infringements thereof (all of the foregoing are sometimes hereinafter individually and collectively referred to as the “Trademark Collateral”);

(iii)                               Any license agreement in which the Company is or becomes licensed to use any patents and/or trademarks owned by a third party including, without limitation, the licenses, if any, listed on Schedule C attached hereto and made a part hereof (all of the foregoing are sometimes referred to herein individually and collectively as the “License Collateral”);

(iv)                              The goodwill of the Company’s business connected with and symbolized by the Intellectual Property Collateral; and

(v)                                 All cash and non-cash proceeds of the foregoing.

2.                                       Intent-to-Use Applications.  Notwithstanding the foregoing provisions of Section 1, the Agent or Lenders acquires no security interest or other rights in the United States for any Trademark that is the subject of an intent-to-use application before the U.S. Patent and Trademark Office until such time as a verified amendment to allege use or verified statement of use is filed with the U.S. Patent and Trademark Office for such application.  In no event will Agent or Lenders acquire any U.S. intent-to-use applications prior to the time that the Agent has acquired a Security Interest in such applications according to the conditions of the preceding sentence.

3.                                       The Agents’ Rights.  Upon the occurrence of any Event of Default hereunder, the Agents may exercise any one or more of the rights and remedies stated in this Agreement; provided, however, that the Agents shall have no right to exercise any remedial actions with regard to the Intellectual Property Collateral, whether pursuant to this Agreement or applicable law, unless the Agents have obtained the prior written consent of the holders of more than fifty percent (50%) of the then outstanding principal amount of all Secured Notes issued on the date hereof.  The Agents shall have all the rights and remedies of a secured party under the Uniform Commercial Code and any other applicable state or federal laws.  The Agents will give the Company reasonable notice of the time and place of any public sale of the Intellectual Property Collateral or the time after which any private sale of the Intellectual Property Collateral or any other intended disposition thereof is to be made.  Unless otherwise provided by law, the requirement of reasonable notice shall be met if such notice is mailed, postage prepaid to the address of the Company set forth above (or such other address as the Company has given the Agents) at least ten (10) days before the date of such sale or disposition.  In addition to the foregoing and all other rights and remedies of the Lenders upon the occurrence of any Event of Default hereunder, the Agents shall thereupon have the immediate right to transfer to himself or themselves, to sell, assign and transfer to any other person or persons all right, title and interest in and to all or any part of the Intellectual Property Collateral.  The Company agrees that, in the event that one or both Agents exercise their rights hereunder after written notification of such exercise from the Agents to the Company, the Company shall never thereafter, without the prior written authorization of the owner or owners of such Intellectual Property Collateral, use any of such Intellectual Property Collateral.  The condition of the foregoing provision is such that unless and until there occurs an Event of Default under this Agreement, the Company shall continue to own and use the Intellectual Property Collateral in the normal course of its business and to enjoy the benefits, royalties and profits therefrom provided, however, that from and after the occurrence of an Event of Default such right will, upon the exercise by the Agents of the rights provided by this Agreement, be revoked and the right of the Company to enjoy the uses, benefits, royalties and profits of said Intellectual Property Collateral will wholly cease, whereupon the Agents or their transferee(s) shall be entitled to all of the Company’s right, title and interest in and to the Intellectual Property Collateral hereby so assigned.  This Agreement will not operate to place upon the Agents any duty or responsibility to maintain the Intellectual Property Collateral.

4.                                       Fees.  The Company will pay all filing fees with respect to the security interest created hereby which either Agent may deem necessary or advisable in order to perfect and maintain the perfection of its security interest in the Intellectual Property Collateral.

5.                                       Representations and Warranties.  The Company represents and warrants that (a) the Company lawfully possesses and owns the Intellectual Property Collateral and that except for the security interest granted hereby, the Intellectual Property Collateral will be kept free from all liens, security interests, claims and encumbrances whatsoever excluding licenses to resellers and end-users made in the normal course of business; (b) except for licenses to resellers and end-users made in the normal course of business and except as provided for in this Agreement, the Company has not made or given any prior assignment, transfer or security interest in the Intellectual Property Collateral or any of the proceeds thereof; (c) none of the Intellectual Property Collateral has been adjudged in court to be invalid or unenforceable in whole or in part; and (d) to the knowledge of the Company, there are no infringements of the Intellectual Property Collateral excluding end-users exceeding the scope of the licenses granted the end-user.  The Company further represents and warrants that it will, at its own expense, maintain the Intellectual Property Collateral to the extent practicable in its business including, but not limited to, filing all affidavits, paying all maintenance fees, annuities and renewals possible with respect to patents, trademark registrations and applications therefor.

6.                                       Application of Proceeds.  The proceeds of any sale, transfer or disposition of the Intellectual Property Collateral shall be applied first to all costs and expenses, including, but not limited to, reasonable attorneys’ fees and expenses and court costs, incurred by the Agents in connection with such sale and the exercise of the Agents’ rights and remedies hereunder, under the Secured Notes, and under the General Security Agreement; next, such proceeds shall be applied to the payment, in whole or in part, of the Obligations due the Lenders in an amount prorated among the Secured Notes in proportion to the outstanding principal balances of each of the Secured Notes; and the balance, if any, shall be paid to the Company or as a court of competent jurisdiction may direct.

7.                                       Defense of Claims.  The Company will defend at its own cost and expense any action, claim or proceeding affecting the Intellectual Property Collateral or the interest of the Agent therein.  The Company agrees to reimburse the Agents for all costs and expenses incurred by the Agents in defending any such action, claim or proceeding.

8.                                       Rights Cumulative.  This Agreement shall be in addition to the General Security Agreement and shall not be deemed to affect, modify or limit the General Security Agreement or the Secured Notes nor any rights that the Agents have under the General Security Agreement.  The Company agrees to execute and deliver to the Agents (at the Company’s expense) any further documentation or papers necessary to carry out the intent or purpose of this Agreement including, but not limited to, financing statements under the Uniform Commercial Code, and amendments to this Agreement to evidence the grant of the security interest in Intellectual Property Collateral hereafter obtained by the Company.

9.                                       Construction and Invalidity.  Any provisions hereof contrary to, prohibited by or invalid under any laws or regulations shall be inapplicable and deemed omitted herefrom, but shall not invalidate the remaining provisions hereof.

10.                                 CHOICE OF LAW.  THE COMPANY AGREES THAT THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT AND ALL RIGHTS HEREUNDER SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA.  THIS AGREEMENT TOGETHER WITH THE PURCHASE AGREEMENT, THE GENERAL SECURITY AGREEMENT AND THE SECURED NOTES CONSTITUTE THE ENTIRE AGREEMENT OF THE COMPANY AND THE AGENTS WITH RESPECT TO THE INTELLECTUAL PROPERTY COLLATERAL, CAN ONLY BE CHANGED OR MODIFIED IN WRITING AND SHALL BIND AND BENEFIT THE COMPANY, THE LENDERS AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS.  THE COMPANY AND THE AGENTS EACH HEREBY EXPRESSLY WAIVES ANY RIGHT OF TRIAL BY JURY ON ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING HEREUNDER.

11.                                 Events of Default.  Any of the following constitutes an Event of Default under this Agreement:

(a)                                  The Company fails to perform or observe any agreement, covenant or condition required under this Agreement;

(b)                                 Any warranty or representation made by Company, in this Agreement shall be or becomes false or misleading in any material respect;

(c)                                  The occurrence of any Event of Default under the Secured Notes which is not waived in writing by the Agents;

(d)                                 Any breach of the Purchase Agreement which is not waived in writing by the Agents;

(e)                                  Any breach of that certain Registration Rights Agreement, dated as of the date hereof, by and between the Company and each Investor (the “Registration Rights Agreement”) which is not waived in writing by the Agents; or

(f)                                    The occurrence of any Event of Default under the General Security Agreement which is not waived in writing by the Agents.

12.                                 Notices.  The Company covenants and agrees that, with respect to the Intellectual Property Collateral, it will give the Agents written notice of:

(a)                                  any written claim by a third party that the Company has infringed on the rights of a third party;

(b)                                 any infringement by a third party on the rights of the Company of which the Company has knowledge, excluding use by licensed end-users in excess of use permitted by their end use license agreement; or

(c)                                  any Intellectual Property Collateral created, arising or acquired by the Company after the date hereof.

13.                                 Further Assurances.  The Company will execute such further documents as either Agent may reasonably require to further confirm or perfect the Agents’ rights under this Agreement in the Intellectual Property Collateral.

14.                                 Termination.  This Agreement shall terminate upon (a) the payment in full or other satisfaction of the Secured Notes by the Company, or (b) the conversion of all of the outstanding balance of the principal and accrued interest under the Secured Notes into fully paid and nonassessable shares of capital stock of the Company pursuant to Section 6 of the Secured Notes.  Upon the Company’s request, the Agents shall promptly after any such termination execute and deliver to the Company (at the Company’s expense) such documents and instruments as are necessary to evidence such termination and release of the security interest granted herein on any applicable public record.

IN WITNESS WHEREOF, the parties hereto have duly executed this Grant of Security Interest in Patents, Trademarks and Licenses as of the date first set forth above.

DATAKEY, INC., a Minnesota corporation
(the “Company”)

By:
Name:
Title:

Acknowledged and Accepted by the AGENTS:

Mark Ravich

Richard Broms